Exhibit 99.1

Equinix Contact:

Julie Karbo

K/F Communications, Inc.

(415) 255-6505

julie@kfcomm.com

FOR IMMEDIATE RELEASE

FORMER GENENTECH CFO TO JOIN EQUINIX BOARD OF DIRECTORS

Foster City, CA – August 15, 2005 – Equinix, Inc. (Nasdaq: EQIX), the leading provider of network-neutral data centers and Internet exchange services, today announced that Louis J. Lavigne, Jr. has joined its board of directors, filling the seat vacated by Dennis Raney in June of this year. Mr. Lavigne will serve as head of the Equinix Board of Directors Audit Committee.

Before retiring in March of 2005, Mr. Lavigne served as executive vice president and chief financial officer of Genentech, a leading biotechnology company that discovers, develops, manufactures and commercializes biotherapeutics for significant unmet medical needs. During his 23 years at Genentech, he also served as controller, vice president, senior vice president, and as a member of Genentech’s Executive Committee. Prior to joining Genentech, Mr. Lavigne held various financial management positions at Pennwalt Corporation, a chemical and pharmaceutical company.

Mr. Lavigne currently serves on the board of directors of Allergan Inc., Arena Pharmaceuticals, BMC Software, Kyphon Inc. and LifeMasters® Supported SelfCare, Inc. He holds a bachelor’s degree in business administration from Babson College, and a master’s degree in business administration from Temple University.

“I’m excited to see Lou join the Equinix board as his credentials bring obvious strength to our audit committee as he assumes the chairman position,” said Peter Van Camp, CEO of Equinix. “In addition, his vision and leadership guided Genentech through tremendous growth over the years and his experience will serve Equinix well as we build a company with the potential to generate annual revenues in excess of $500 million.”

About Equinix

Equinix is the leading global provider of network-neutral data centers and Internet exchange services for enterprises, content companies, systems integrators and network services providers. Through the company’s 15 Internet Business Exchange™ (IBX®) centers in five countries, customers can directly interconnect with every major global network and ISP for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the Internet by serving as neutral and open marketplaces for Internet infrastructure services, allowing customers to expand their businesses while reducing costs.

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This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of operating IBX centers and developing, deploying and delivering Equinix services; a failure to receive significant revenue from customers in recently-acquired data centers; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay outstanding indebtedness; the loss or decline in business from our key customers and other risks described from time to time in Equinix’s filings with the Securities and Exchange Commission. In particular, see Equinix’s recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix and IBX are registered trademarks of Equinix, Inc. Internet Business Exchange is a trademark of Equinix, Inc.